Silgan
Holdings Inc.

Exhibit 99.1

SILGAN ANNOUNCES SECOND QUARTER 2024 RESULTS

Highlights

•Volume growth in all segments as customer destocking draws to a close
•Dispensing and Specialty Closures year-over-year Adjusted EBIT growth of greater than 20%
•Double digit volume growth in dispensing products
•Announced agreement to acquire Weener Packaging

STAMFORD, CT, July 31, 2024 -- Silgan Holdings Inc. (NYSE: SLGN), a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products, today reported second quarter 2024 net sales of $1.38 billion and net income of $76.1 million, or $0.71 per diluted share, as compared to second quarter 2023 net sales of $1.43 billion and net income of $78.9 million, or $0.71 per diluted share.

Adjusted net income per diluted share for the second quarter of 2024 was $0.88, after adjustments increasing net income per diluted share by $0.17. Adjusted net income per diluted share for the second quarter of 2023 was $0.83 after adjustments increasing net income per diluted share by $0.12. A reconciliation of net income per diluted share to "adjusted net income per diluted share," a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Table A at the back of this press release.

"The Silgan team delivered solid second quarter results that were above the midpoint of our guidance range, as our business continues to show strength and improving year-over-year trends," said Adam Greenlee, President and CEO. "Our global dispensing business remains a bright spot and continues to benefit from our market leading innovation, strong end market demand and the commercialization of new business wins that all contributed to drive double digit growth for our dispensing products and more than 20% higher Adjusted EBIT in our Dispensing and Specialty Closures business year-over-year. We are encouraged that volume trends for our products across our businesses have continued to improve sequentially and showed positive year-over-year growth in the second quarter, signaling the conclusion of our food and beverage customers' destocking activities that began this time last year. Our Metal Containers business remains well positioned to grow alongside our long-term customers in the pet food industry, and in our Custom Containers business we benefited from the early commercialization of the new business award. Overall, we continue to see positive year-over-year momentum in our business, and our long-term strategic priorities remain on track to drive organic growth and margin improvement in 2024," continued Mr. Greenlee. "We have taken action and are confident in our ability to achieve our two year $50 million cost reduction program that will deliver earnings growth in 2024 and beyond. We also remain intensely focused on executing on our strategic objectives and diligent in our commercial discipline and focus on returns. Finally, as Silgan’s evolution continues, we are pleased to have recently announced an agreement to acquire Weener Packaging to further expand the breadth and reach of our global dispensing business, “ concluded Mr. Greenlee.

Second Quarter Results

Net sales for the second quarter of 2024 were $1.38 billion, a decrease of $45.3 million, or 3%, as compared to the same period in the prior year. Second quarter 2024 net sales declined predominantly as a result of the contractual pass through of lower raw material costs, mostly in the Metal Containers segment.

Income before interest and income taxes (EBIT) for the second quarter of 2024 was $141.8 million, a decrease of $2.2 million as compared to $144.0 million for the second quarter of 2023. EBIT in the Dispensing and Specialty Closures, Metal Containers and Custom Containers segments were $78.9 million, $56.3 million, and $20.5 million, respectively, in the second quarter of 2024. Rationalization charges were $6.9 million and $2.7 million in the second quarters of 2024 and 2023, respectively. A reconciliation of EBIT for each segment to Adjusted EBIT, a Non-GAAP financial measure used by the Company that adjusts EBIT for certain items, can be found in Table B at the back of this press release.

Interest and other debt expense for the second quarter of 2024 was $41.3 million, a decrease of $5.5 million as compared to the second quarter of 2023 primarily due to the write-off in the prior year period of $3.5 million of accrued interest income associated with a historical acquisition tax indemnity and lower borrowings in the current year period which more than offset the impact of higher interest rates.

The effective tax rates were 24.3% and 18.8% for the second quarters of 2024 and 2023, respectively. The effective tax rate in the second quarter of 2023 was favorably impacted by the reversal of tax reserves associated with the same historical acquisition referred to above.

Second Quarter Segment Results

Dispensing and Specialty Closures
Net sales of the Dispensing and Specialty Closures segment were $565.4 million in the second quarter of 2024, an increase of $5.3 million, or 1%, as compared to $560.1 million in the second quarter of 2023. The increase in net sales from the prior year quarter was a result of higher volume/mix of 3%, with double digit improvement in dispensing products. The improvement in volume/mix was partially offset by lower price of 1% due to the pass through of lower raw materials costs and unfavorable foreign currency translation of 1%.

Dispensing and Specialty Closures Adjusted EBIT increased $15.8 million to $92.7 million in the second quarter of 2024 as compared to $76.9 million in the second quarter of 2023. The increase in Adjusted EBIT was driven by improved price/cost and the impact of higher volume/mix. Favorable price/cost was driven by improved manufacturing productivity and the unfavorable impact in the prior year quarter of labor challenges that limited output at a U.S. food and beverage closures facility.

Metal Containers
Net sales of the Metal Containers segment were $650.8 million in the second quarter of 2024, a decrease of $60.0 million, or 8%, as compared to $710.8 million in the second quarter of 2023. The decrease in net sales from the prior year quarter was primarily a result of lower price/mix driven by the contractual pass through of lower raw material costs, which was partially offset by higher unit volume of 1%.

Metal Containers Adjusted EBIT decreased $17.2 million to $58.5 million in the second quarter of 2024 as compared to $75.7 million in the second quarter of 2023. The decline in Adjusted EBIT in the quarter was the result of unfavorable price/cost including mix, primarily due to lower fixed cost absorption as a result of a significantly lower inventory build due to the previously discussed reduction in pack plans of a large fruit and vegetable customer to reduce its working capital.

Custom Containers
Net sales of the Custom Containers segment were $165.2 million in the second quarter of 2024, an increase of $9.4 million, or 6%, as compared to $155.8 million in the second quarter of 2023. This increase was primarily the result of higher volumes of 7%, which was partially driven by earlier than expected commercialization of new business awards. This increase was partially offset by lower price/mix and unfavorable foreign currency translation.

Custom Containers Adjusted EBIT increased $4.0 million to $22.5 million in the second quarter of 2024 as compared to $18.5 million in the second quarter of 2023. The increase in Adjusted EBIT was primarily the result of higher volume and more favorable price/cost including mix.

Outlook for 2024

The Company is confirming its estimate of adjusted net income per diluted share for the full year of 2024 in the range of $3.55 to $3.75, a 7% increase at the midpoint of the range over adjusted net income per diluted share of $3.40 in 2023. Volumes in all segments for 2024 are expected to be higher than 2023 levels. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release and does not include any contribution from the announced agreement to acquire Weener Packaging.

The Company anticipates interest and other debt expense in 2024 of approximately $165 million and an effective tax rate for 2024 of approximately 24 - 25%.

The Company is also confirming its estimate of free cash flow in 2024 of approximately $375 million, as compared to $356.7 million in 2023. Capital expenditures are expected to be approximately $240 million in 2024.

For the third quarter of 2024, the Company expects low to mid single digit volume growth in all segments. The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2024 in the range of $1.20 to $1.30, an 8% increase at the midpoint of the range as compared to $1.16 in the third quarter of 2023. Adjusted net income per diluted share excludes certain items as outlined in Table C at the back of this press release.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2024 at 11:00 a.m. eastern time on Wednesday, July 31, 2024. The conference call audio will be webcast live, and both the webcast and this press release can be accessed at www.silganholdings.com. Those who wish to participate in the conference call via teleconference from the U.S. and Canada should dial (866) 409-1555 and from outside the U.S. and Canada should dial (323) 701-0225. The confirmation code for the conference call is 5158217. The audio webcast can be accessed at www.silganholdings.com and will be available for 90 days thereafter for those who are unable to listen to the live call.
* * *
Silgan is a leading supplier of sustainable rigid packaging solutions for the world's essential consumer goods products with annual net sales of approximately $6.0 billion in 2023. Silgan operates 105 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for fragrance and beauty, food, beverage, personal and health care, home care and lawn and garden products. The Company is also a leading supplier of metal containers in North America and Europe for pet and human food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2023 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

Contact:
Alexander Hutter
Vice President, Investor Relations
AHutter@silgan.com
203-406-3187

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

	Second Quarter		Six Months
	2024	2023	2024	2023

Net sales	$1,381.4	$1,426.7	$2,698.4	$2,845.0

Cost of goods sold	1,125.4	1,176.6	2,218.9	2,356.9

Gross profit	256.0	250.1	479.5	488.1

Selling, general and administrative expenses	107.7	102.1	208.2	203.5

Rationalization charges	6.9	2.7	18.5	6.8

Other pension and postretirement (income) expense	(0.4)	1.3	(0.8)	2.6

Income before interest and income taxes	141.8	144.0	253.6	275.2

Interest and other debt expense	41.3	46.8	80.0	83.6

Income before income taxes	100.5	97.2	173.6	191.6

Provision for income taxes	24.4	18.3	42.3	40.7

Net income	$76.1	$78.9	$131.3	$150.9

Earnings per share (EPS):
Basic net income per share	$0.71	$0.72	$1.23	$1.37
Diluted net income per share	$0.71	$0.71	$1.23	$1.36

Cash dividends per common share	$0.19	$0.18	$0.38	$0.36

Weighted average shares:
Basic	106.8	110.1	106.7	110.2
Diluted	107.0	110.5	107.0	110.7

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2024	2023	2023
Assets:
Cash and cash equivalents	$302.8	$236.6	$642.9
Trade accounts receivable, net	1,056.8	1,067.6	599.5
Inventories	1,005.6	1,251.5	940.8
Other current assets	173.5	142.8	165.7
Property, plant and equipment, net	1,933.6	1,934.2	1,961.6
Other assets, net	3,220.9	3,281.0	3,300.7
Total assets	$7,693.2	$7,913.7	$7,611.2

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$997.7	$1,068.2	$1,431.4
Current and long-term debt	3,929.0	4,162.6	3,426.8
Other liabilities	832.8	811.8	863.6
Stockholders' equity	1,933.7	1,871.1	1,889.4
Total liabilities and stockholders' equity	$7,693.2	$7,913.7	$7,611.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2024	2023
Cash flows provided by (used in) operating activities:
Net income	$131.3	$150.9
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	131.9	131.4
Amortization of debt discount and debt issuance costs	2.7	2.7
Rationalization charges	18.5	6.8
Other changes that provided (used) cash:
Trade accounts receivable, net	(474.5)	(397.4)
Inventories	(74.5)	(473.0)
Trade accounts payable and other changes, net	(262.3)	(233.1)
Net cash (used in) operating activities	(526.9)	(811.7)

Cash flows provided by (used in) investing activities:
Capital expenditures	(131.4)	(118.2)
Proceeds from asset sales	3.0	0.7
Other investing activities	0.1	0.5
Net cash (used in) investing activities	(128.3)	(117.0)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(41.5)	(40.4)
Changes in outstanding checks - principally vendors	(160.6)	(61.4)
Shares repurchased under authorized repurchase program	—	(21.8)
Net borrowings and other financing activities	531.0	697.6
Net cash provided by financing activities	328.9	574.0

Effect of exchange rate changes on cash and cash equivalents	(13.8)	5.7

Cash and cash equivalents:
Net (decrease)	(340.1)	(349.0)
Balance at beginning of year	642.9	585.6
Balance at end of period	$302.8	$236.6

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL SEGMENT FINANCIAL DATA
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2024	2023	2024	2023
Net sales:
Dispensing and Specialty Closures	$565.4	$560.1	$1,101.3	$1,140.0
Metal Containers	650.8	710.8	1,267.9	1,381.0
Custom Containers	165.2	155.8	329.2	324.0
Consolidated	$1,381.4	$1,426.7	$2,698.4	$2,845.0

Income before interest and income taxes (EBIT)
Dispensing and Specialty Closures	$78.9	$63.7	$138.7	$134.7
Metal Containers	56.3	73.6	98.0	121.4
Custom Containers	20.5	17.0	38.3	35.4
Corporate	(13.9)	(10.3)	(21.4)	(16.3)
Consolidated	$141.8	$144.0	$253.6	$275.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars and shares in millions, except per share amounts)

Table A

	Second Quarter				Six Months
	2024		2023		2024		2023
	Net	Diluted	Net	Diluted	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS	Income	EPS	Income	EPS

U.S. GAAP net income and diluted EPS
	$76.1	$0.71	$78.9	$0.71	$131.3	$1.23	$150.9	$1.36

Adjustments (a)	17.9	0.17	12.8	0.12	35.8	0.33	27.2	0.25
Non-U.S. GAAP adjusted net income and adjusted diluted EPS
	$94.0	$0.88	$91.7	$0.83	$167.1	$1.56	$178.1	$1.61

Weighted average number of common shares outstanding - Diluted
		107.0		110.5		107.0		110.7

(a) Adjustments consist of items in the table below

	Second Quarter		Six Months
	2024	2023	2024	2023
Adjustments:
Acquired intangible asset amortization expense	$12.3	$13.3	$25.6	$26.5
Other pension (income) expense for U.S. pension plans	(1.2)	0.8	(2.4)	1.7
Rationalization charges	6.9	2.7	18.5	6.8
Costs attributed to announced acquisitions	5.5	—	5.5	—
Pre-tax impact of adjustments	23.5	16.8	47.2	35.0
Tax impact of adjustments	5.6	4.0	11.4	7.8
Net impact of adjustments	$17.9	$12.8	$35.8	$27.2

Weighted average number of common shares outstanding - Diluted
	107.0	110.5	107.0	110.7
Diluted EPS impact from adjustments	$0.17	$0.12	$0.33	$0.25

Adjusted tax rate	24.2%	19.6%	24.3%	21.4%

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED EBIT (2)
(UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

Table B

	Second Quarter		Six Months
	2024	2023	2024	2023
Dispensing and Specialty Closures:
Income before interest and income taxes (EBIT)	$78.9	$63.7	$138.7	$134.7
Acquired intangible asset amortization expense	10.9	11.8	22.6	23.6
Other pension (income) expense for U.S. pension plans	(0.3)	0.2	(0.5)	0.3
Rationalization charges	3.2	1.2	9.7	1.3
Adjusted EBIT	$92.7	$76.9	$170.5	$159.9

Metal Containers:
Income before interest and income taxes (EBIT)	$56.3	$73.6	$98.0	$121.4
Acquired intangible asset amortization expense	0.3	0.3	0.7	0.6
Other pension (income) expense for U.S. pension plans	(0.6)	0.3	(1.3)	0.7
Rationalization charges	2.5	1.5	6.1	5.4
Adjusted EBIT	$58.5	$75.7	$103.5	$128.1

Custom Containers:
Income before interest and income taxes (EBIT)	$20.5	$17.0	$38.3	$35.4
Acquired intangible asset amortization expense	1.1	1.2	2.3	2.3
Other pension (income) expense for U.S. pension plans	(0.3)	0.3	(0.6)	0.7
Rationalization charges	1.2	—	2.7	0.1
Adjusted EBIT	$22.5	$18.5	$42.7	$38.5

Corporate:
(Loss) before interest and income taxes (EBIT)	$(13.9)	$(10.3)	$(21.4)	$(16.3)
Costs attributed to announced acquisitions	5.5	—	5.5	—
Adjusted EBIT	$(8.4)	$(10.3)	$(15.9)	$(16.3)

Total adjusted EBIT	$165.3	$160.8	$300.8	$310.2

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,
(Dollars and shares in millions, except per share amounts)

Table C

	Third Quarter,			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2024	2024	2023	2024	2024	2023

U.S. GAAP net income as estimated for 2024
and as reported for 2023	$113.2	$123.9	$110.6	$314.4	$335.8	$326.0
Adjustments (a)	15.3	15.3	15.2	65.8	65.8	45.5
Non-U.S. GAAP adjusted net income as estimated for 2024 and presented for 2023
	$128.5	$139.2	$125.8	$380.2	$401.6	$371.5

U.S. GAAP diluted EPS as estimated for 2024
and as reported for 2023	$1.06	$1.16	$1.02	$2.94	$3.14	$2.98
Adjustments (a)	0.14	0.14	0.14	0.61	0.61	0.42
Non-U.S. GAAP adjusted diluted EPS as estimated for 2024 and presented for 2023
	$1.20	$1.30	$1.16	$3.55	$3.75	$3.40

(a) Adjustments consist of items in the table below

	Third Quarter,		Year Ended
	September 30,		December 31,
	2024	2023	2024	2023
	Estimated	Actual	Estimated	Actual
Adjustments:
Acquired intangible asset amortization expense	$12.3	$13.3	$50.3	$53.1
Other pension (income) expense for U.S. pension plans	(1.2)	0.6	(4.9)	3.6
Rationalization charges	2.1	6.4	21.7	8.4
Costs attributed to announced acquisitions	7.0	—	20.0	—
Pre-tax impact of adjustments	20.2	20.3	87.1	65.1
Tax impact of adjustments	4.9	5.1	21.3	19.6
Net impact of adjustments	$15.3	$15.2	$65.8	$45.5

Weighted average number of common shares outstanding - Diluted
	107.1	108.8	107.1	109.2
Diluted EPS impact from adjustments	$0.14	$0.14	$0.61	$0.42

(1) The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2) The Company has presented adjusted EBIT for the periods covered by this press release, which measure is a Non-GAAP financial measure. The Company’s management believes it is useful to exclude acquired intangible asset amortization expense, other pension (income) expense for U.S. pension plans, rationalization charges and costs attributed to announced acquisitions from EBIT for the Company and each of its segments as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of operating results. Acquired intangible asset amortization expense is a non-cash expense related to acquired operations that management believes is not indicative of the on-going performance of the acquired operations. Since the Company's U.S. pension plans are significantly over funded and have no required cash contributions for the foreseeable future based on current regulations, management views other pension (income) expense from the Company's U.S. pension plans, which excludes service costs, as not reflective of the operational performance of the Company or its segments. While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributed to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein. Additionally, such Non-GAAP financial measure should not be considered a substitute for income before interest and income taxes (EBIT) as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.